EXHIBIT IV

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-8 (Nos. 2-77235, 2-77236, 33-5225, 33-29022, 33-33458 and 33-34406) and Form S-3 (No. 33-50537
and 33-65119) of International Business Machines Corporation of our report dated January 19, 1996 appearing on page 35 of the 1995 Annual Report to Stockholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 8 of this Form 10-K.





/s/ PRICE WATERHOUSE LLP
------------------------
PRICE WATERHOUSE LLP



1177 Avenue of the Americas
New York, N.Y. 10036
March 26, 1996